Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-122905, No. 333-152027, No. 333-160344, No. 333-167678, No. 333-175271 and in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedules of GFI Group Inc., and the effectiveness of GFI Group Inc.’s internal control over financial reporting, dated March 15, 2012 appearing in the Annual Report on Form 10-K of GFI Group Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP
New York, New York
June 29, 2012